Exhibit 10.1

Portions of this Exhibit 10.1 have been omitted based upon a request for confidential treatment. This Exhibit 10.1, including the non-public information, has been filed separately with the U.S. Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the U.S. Securities and Exchange Commission.

AGREEMENT DPC6709 For the Purchase and Supply of MATERIALS

Between

Rolls-Royce plc,

Rolls-Royce Deutschland Ltd & Co KG,

Rolls-Royce Canada Limited,

Rolls-Royce Corporation

and

Titanium Metals Corporation,

TIMET UK Limited

and

TIMET Savoie, S.A.

DALLAS: 589241.00000: 1585207v3

This Agreement referenced DPC6709 is made between ROLLS-ROYCE plc whose registered office is at 65 Buckingham Gate, London, SW1E 6AT, England (hereafter referred to as “R-Rplc”), ROLLS-ROYCE DEUTSCHLAND LTD & Co KG whose registered office is at Eschenweg 11, D-15827 Blankenfelde-Mahlow, Germany (hereafter referred to as “R-RD”), ROLLS-ROYCE CANADA LIMITED whose registered office is at 9500 Cote-de-Liesse, Lachine, Quebec, H8T1A2, Canada (hereafter referred to as "R-RCAN") , ROLLS-ROYCE CORPORATION whose registered office is at PO Box 420, 2355 South Tibbs Avenue, Indianapolis, Indiana 46206-0420, USA (hereafter referred to as “R-RC”) (“R-R” collectively or singularly as the case may be) and TITANIUM METALS CORPORATION whose registered office is at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, USA, on behalf of itself and its named subsidiaries herein, TIMET UK Limited whose registered office is at PO Box 704, Holford Way, Witton, Birmingham, B6 7UR, England and TIMET Savoie, S.A. whose registered office is at 62 avenue Paul Girod, 73400 Ugine, France , that sell materials to R-R or [*] (as defined below) pursuant to the terms of this Agreement, (hereafter referred to as the “Vendor” collectively or singularly as the case may be). The effective date of this Agreement is 1 January 2007.

R-R and the Vendor are referred to in this Agreement individually as a “Party” and together as the “Parties”.

WHEREAS:

A)
R-R is in the business of manufacturing aerospace engines (including aero derivative gas turbines) that utilize a substantial quantity of titanium parts in various forms. The Vendor is a producer of titanium metal products.

B)
R-R and the Vendor are parties to a Purchase and Sale Agreement for the purchase and sale of titanium dated as of December 22, 1998 as amended by the First Amendment to Purchase and Sale Agreement dated as of November 11, 1999 and the Second Amendment to Purchase and Sale Agreement dated as of December 31, 2003 (the “Prior LTA”). The Prior LTA terminates on December 31, 2008, and the Parties desire to terminate the Prior LTA as of the effective date of this LTA (as hereinafter defined), which shall replace and supersede the Prior LTA.

C)
R-R and the Vendor wish to co-operate in a strategic alliance addressing all areas relating to the purchase and supply of titanium metal products (hereinafter defined as “Materials”) to R-R, including without limitation, defining and measuring methods of schedule adherence and lead times consistent with meeting R-R’s customer needs, [*], and identifying and implementing opportunities for [*] which may [*] of Materials to R-R.

D)
In order to achieve long-term efficiencies in the purchase and supply of Materials by the Vendor to R-R directly, R-R and the Vendor have negotiated the terms to be applicable to direct purchases by R-R from the Vendor of Materials for end use by R-R in R-R aerospace applications, all as set forth in this LTA, including the GCP (as hereinafter defined and as modified herein), pursuant to which the Vendor has agreed to supply Materials at the pricing set forth in this LTA in return for the agreement of R-R to purchase from the Vendor [*] of Materials, all as set forth in this LTA.

E)
In addition, R-R and the Vendor desire to improve on these long term efficiencies by including within the scope of this LTA to the maximum extent possible, [*] to R-R (hereinafter defined as the [*]) that purchase titanium metal products for ultimate application in R-R end products. To this end, R-R and the Vendor desire to provide in this LTA a directed-buy mechanism for providing the pricing contained herein to those [*] that agree to purchase Materials from the Vendor pursuant to the terms and conditions of purchase to be agreed between Vendor and [*].

F)	The Parties therefore desire to enter into this LTA for the purchase and sale of Materials.

IT IS THEREFORE AGREED AS FOLLOWS:

1. DEFINITIONS

The terms set out below shall have the following meanings: -

“Associated Company”	Means an associated company (within the meaning of section 416 (1) of the Income and Corporation Taxes Act 1988) of R-R.
“Base Price”	Means the base price for each Material as set out in Attachment 3.
[*]	Means the [*] that Vendor is required to supply to R-R and [*], taken together, on an annual basis under this LTA.
“Buffer Stock”	Means an agreed level of Materials held and maintained pursuant to the terms and conditions of Clause 4.1.
“Estimate Year”	Means the term defined in Clause 2.2.6.
“GCP”	Means R-R’s General Conditions of Purchase - Nov 2006 and attached hereto as Exhibit 1, as modified by this LTA.
[*]	Means the term defined in Clause 2.2.6.1.
“Lead Time”	Means the agreed period of time from the ordering to supply of specific Materials as set out in Attachment 1.
“LTA”	Means this long term agreement.
“Materials”	Means the titanium metal products to the specifications identified in Attachment 1. References to “Material” hereunder shall refer to individual Materials.
[*]	Means the [*] that Vendor is required to supply to R-R and [*], taken together, on an annual basis under this LTA.
[*]	Means [*] that R-R and [*], taken together, are required to purchase on an annual basis under this LTA.
“Orders”	Means the term as defined in the GCP.
“Price Payable”	Means the Base Price as amended by Clause 3 below.
“Prior LTA”	Means the term defined in Recital B.
“Quarterly Reviews”	Means the mechanism for R-R and the Vendor to review the Parties’ performance approximately once each calendar quarter or on such interval as the Parties may otherwise agree.
“Revert”	Means certified and auditable by-product of titanium metal products.

“R-R Requirements”
Means, for any given [*] of all Materials purchased (in [*], either by R-R directly from a titanium producer, or indirectly by R-R or [*] through a chain of [*], in either case to be used to manufacture parts or assemblies for use in R-R aerospace products, but excluding (i) Materials excluded pursuant to Clauses 2.3.1 and 2.3.2 and (ii) [*]. Such volume requirements shall be calculated based upon the actual weight and form of titanium metal first sold by a titanium manufacturer (but without duplicating volumes purchased in different forms in multiple transactions prior to use by R-R), unless such shipped product is [*], in which case the measurement shall be the weight of the [*].

“[*]”	Means [*] hereunder as set out in Attachment 2A.

All other capitalised terms used herein and without definition shall bear the same meaning as defined with GCP. The GCP (as modified by this LTA) applies only to direct purchases by R-R and shall have no application to purchases by, and sales to, the [*]. References to “this Agreement” in the GCP shall be interpreted to mean the GCP and this LTA. In the event of a conflict between the terms and conditions of this LTA and the terms of the GCP, the terms and conditions of this LTA shall control. For the avoidance of doubt, Materials as defined herein shall have the same meaning ascribed for Deliverables as defined in the GCP.

2. APPLICATION

2.1          This LTA applies to all Orders placed by R-R and/or purchase orders from [*], as applicable, with the Vendor and accepted by the Vendor (subject to the terms of Clause 2.1.2) for the purchase and supply of Materials scheduled for delivery during the 10 (ten) year period commencing on 1st January 2007 and ceasing on 31st December 2016 (hereafter referred to as the “LTA Term”) provided that the Vendor meets its supply obligations for Materials over the LTA Term.

2.1.1
R-R shall inform [*] of the existence of this LTA, and, subject to compliance with the terms and conditions established between the Vendor and [*] in accordance with Clause 2.4, [*] may also place purchase orders with the Vendor for the purchase and supply of Materials at the Base Prices as adjusted in accordance with Clause 3. Materials purchased by [*] hereunder must be incorporated into R-R end products.

2.1.2            The Vendor must send acceptance or a notice of objection (only upon grounds permitted by Clause 2.3 below) within thirty (30) days of receiving each Order (or purchase order if from [*]); provided such Order or purchase order is placed within the forecasted volumes provided to the Vendor by R-R in accordance with Clause 2.2.6 and otherwise conforms to the requirements of this LTA.

2.1.3             The Vendor further agrees to adhere to the applicable vendor performance requirements of the latest version of the R-R Supplier Advanced Business Relationship (SABRe) document; provided that, if any amendment to SABRe [*], if any, of such amendment [*].

2.2       For the duration of the LTA Term:

2.2.1        [*]. If the [*] in any calendar year is not purchased, [*]. The Vendor shall review its order book each calendar quarter and if the Vendor believes there will be a [*], the Vendor will notify R-R of [*] and confer with R-R on potential methods [*] in the remainder of the calendar year. The amount of [*] shall be determined as of [*], and the Vendor [*] of the following year for [*] pursuant to this Clause 2.2.1. R-R shall [*] in accordance with the standard terms of payment under this LTA. If [*], R-R may elect to [*], with the exception of [*], in which case, [*] by the Vendor.

2.2.2        The [*] during the initial [*] of the LTA Term commencing [*]. The [*] for the remainder of the LTA Term, [*].

2.2.2.1 During any calendar year of the LTA Term, the [*]. The [*] will be increased by [*] upon R-R approval and qualification of each initiative set forth in Attachment 9A. The [*] is also subject to the limitation that the Vendor is not required to supply more than [*] following the approval and qualification of the Attachment 9A initiatives) from the Vendor’s European facilities and [*] from the Vendor’s U.S. facilities. The [*] upon R-R approval and qualification of each initiative set forth in Attachment 9B in the incremental amounts that correspond to each such initiative. The [*] from the geographic location at which such initiatives are approved and qualified.

2.2.3        During the LTA Term, R-R shall be required to purchase the following volume requirements expressed as a percentage of the total of all R-R Requirements for such Materials:

2.2.3.1	[*] of the annual R-R Requirements for the following titanium Materials.

(i) [*] for all existing R-R engine programmes as detailed in Attachment 3 as well as all [*] developed during the LTA that are not produced using [*]; and

(ii) [*] for all existing R-R engine programmes as detailed in Attachment 3 as well as all [*] developed during the LTA Term; and

                (iii) The Vendor’s alloys identified commonly as [*]. The Parties will use reasonable efforts to [*]; and

                (iv) [*] required for [*] engine programme over a three year period commencing on [*].

2.2.3.2 At least [*] of the annual R-R Requirements for [*] Material as well as at least [*] of all [*] developed during the LTA that are not produced using [*]; and

2.2.3.3 At least [*] of the total of the annual R-R Requirements for [*] Materials.

2.2.4           Commencing [*] and on [*] of each subsequent calendar year for the LTA Term, R-R [*] for the preceding calendar year. In the event that the Vendor reasonably believes that such [*], the Vendor may [*] in support of such [*] and the Parties will confer to discuss R-R’s [*]. If the Vendor is not reasonably satisfied with [*], the Vendor may require that the R-R Requirements for such year [*].

2.2.4.1 For the purpose of determining when Material is purchased under this LTA, Material shall be deemed to have been purchased in [*] as agreed between R-R or [*] and the Vendor (regardless of whether [*] during such year).

2.2.4.2 If the amount set forth by R-R in [*] of R-R Requirements sent to Vendor pursuant to Clause 2.2.4 is incorrect by [*] of this LTA Term, and R-R has not purchased the volume of Materials that it is otherwise required to purchase under this LTA in such year, then R-R will be required to [*]. The Parties will work together in connection with the R-R requirement to [*] by [*] or exploring other alternatives.

2.2.5
Attachment 7 sets forth the [*] Lead Times for the Material by product. From time to time, the Vendor will supply R-R and [*] with the Vendor’s current Lead Time for such Material, [*] as set forth on Attachment 7. Orders from R-R and purchase orders from [*] of the [*] may be placed subject to the then current Lead Time.

2.2.6       No later than [*] of each year (the “Estimate Year”) R-R shall provide the Vendor with a forecast of its Materials requirements for the following [*], expressed in type of [*] of R-R Requirements [*], and [*]. [*], R-R can [*] of the [*] volume (based upon the order book at that time) provided that the [*] by [*] of the Estimate Year (i.e. by [*] to increase [*] over [*]) (such [*] is referred to herein as the [*]). In connection with the [*], R-R can [*] by a [*] (based on the order book at such time) (the [*]).

2.2.6.1       Commencing in [*] and [*], in addition to the [*], R-R can [*] of the [*] with [*] (provided such notice is accompanied by the applicable Orders) (such [*] referred to herein as the [*]). In connection with the [*] will be a [*] the [*] (based upon the order book at such time). The [*] shall be pro-rated for any of the year unavailable due to such advance written notice to ensure [*] can be incorporated into the Vendor’s production schedule in an orderly manner; provided that, subject to available capacity and planned maintenance, [*].

2.2.6.1.1	For the avoidance of doubt, the [*] the prior year’s volume (based upon the order book at such time), consisting of a [*] in the [*].

2.2.6.2      The delivery dates requested for Orders or [*] submitted as part of the [*] provided under this Clause 2.2.6 shall be scheduled on a [*] throughout the calendar year to incorporate deliveries into the Vendor’s production schedule in an orderly manner.

2.2.6.3         If the volume forecast for any given year is [*] an amount permitted by the [*], the Vendor agrees to [*], in its discretion, for the Material subject to [*].

2.2.6.4        Commencing in [*] shall not [*] of the total R-R Requirements in any [*]. The Parties shall use the forecasts described in Clause 2.2.5 to monitor the Vendor’s supply of [*], and to adjust the supply of such Material in the event the [*] is reached. If R-R is purchasing [*] equal to the [*] and the Vendor has not increased its [*] capacity, [*] until such time as the Vendor has the ability to supply the additional required [*]. On notice from the Vendor of such ability, R-R will be subject to the [*] on [*] from the Vendor following a period of no longer than [*]. At each quarterly review the status of the Vendor’s production capacity for [*] will be reviewed to permit as much time as possible for R-R to notify [*].

2.2.6.5      Materials for use in [*] applications (such as [*]) will not be subject to compliance with the [*] during the first [*]. Such Materials, however, must be included in the R-R annual forecast and [*] for such Materials shall [*] that is consistent with the past historical practices between the Parties.

2.2.6.6      The parties agree that it is not their intention to allow R-R to change its annual purchase volume of [*] for the primary purpose of reducing [*] by taking advantage of [*].

2.3           In consideration of R-R’s agreement to purchase the [*] requirements set forth in Clause 2.2.3, the Vendor agrees to accept all Orders placed by R-R and [*] for Materials in accordance with this LTA, except as follows:

2.3.1	Any amount of [*] (subject to the Vendor agreeing to [*] pursuant to Clause 2.2.6.3).

2.3.2	Any amount of [*] Clauses 2.2.6, 2.2.6.1, 2.2.6.2, 2.2.6.4, or 2.2.6.5.

2.3.3	Any Order or purchase order placed for [*] for such Material.

In the event that the Vendor rejects an Order and/or [*], as applicable, pursuant to Clause 2.3.1 or Clause 2.3.2, the Materials in such Order and/or purchase order, as applicable, shall be [*] with Clause 2.2.3 for the purchase of R-R Requirements, and R-R (or a [*], as applicable) [*].

2.4
The [*] agreed by the Vendor and R-R as qualified to be [*] under this LTA are listed hereto on Attachment 2A and Attachment 2B. Upon execution of this LTA, all such Parties shall be deemed [*] under the terms of this LTA as follows:

2.4.1
For the purpose of qualifying [*] (as defined in the Prior LTA) under the Prior LTA, until such time as each [*] has executed documentation reasonably satisfactory to the Vendor, the provisions on [*] will be the only governing terms for [*], and the other terms and conditions of purchase for Materials hereunder will be those set forth in Exhibit A, the Common Terms, and Schedule 3, the Terms and Conditions, of the Prior LTA. In addition, the Vendor commits to R-R that in the event the Vendor is unable to reach agreement with [*] on the terms of a [*] between the Vendor and [*], the Vendor will agree to sell to [*] on terms not materially different from those contained in the Common Terms and the Terms & Conditions of the Prior LTA.

2.4.2
For the purpose of qualifying [*] listed on Attachment 2A or Attachment 2B who were not Purchasers under the Prior LTA into the [*] under this LTA, until such time as each [*] has executed documentation reasonably satisfactory to the Vendor, the provisions on [*] will be the only governing terms for [*], and the other terms and conditions of purchase for Materials hereunder will be those set forth in Exhibit A, the Common Terms, and Schedule 3, the Terms and Conditions, of the Prior LTA. In addition, the Vendor commits that in the case where [*] is already an [*] of the Vendor with respect to any Material, the Vendor will continue to sell to such supplier on terms not materially different from those upon which it is currently selling to [*].

2.4.3	The Vendor further agrees that [*] designated by R-R to be a [*] shall be acceptable by the Vendor provided that:

(i) [*] provides a written agreement to the Vendor, in form and substance reasonably satisfactory to the Vendor, that it will comply with the terms of confidentiality of this LTA and will only use Material purchased hereunder for R-R use.

(ii) The Vendor shall have established credit arrangements for [*] in accordance with the Vendor’s standard credit practices, or[*].

(iii) [*] agrees to terms and conditions of purchase reasonably satisfactory to the Vendor for the purchase of Materials hereunder, or in the alternative, terms not materially different from those contained in the Common Terms and the Terms and Conditions of the Prior LTA.

2.4.4
In the event of a conflict between the terms and conditions of this LTA and the terms and conditions applicable to [*] the terms of this LTA shall control; provided, however, that all of Clauses 4-7 hereof and the GCP shall have no application to and shall not be enforceable by [*].

2.5           In the event that the nomenclature of Material specifications changes during the LTA Term, the Parties will work together to amend Attachment 1 to reflect such changes as appropriate.

3. PRICE AND COST REDUCTION

3.1           R-R and the Vendor have agreed a Base Price for each Material.

3.2           The Price Payable for any Material shall be equal to the Base Price and the adjustments made in accordance with this Clause 3. The Price Payable for Materials on each anniversary of this LTA will be the Base Price for the subsequent year.

   3.3              Base Prices each year are adjustable to the Price Payable as described in this Clause 3 using the methodologies set forth for the respective calendar year on
                      Attachment 4. For the avoidance of doubt, the [*].

3.4          The Base Prices at the commencement of this LTA and for [*] are as set forth in Attachment 3 and are [*]. From [*] and until the expiry of this LTA, the Base Prices will be subject to [*] adjustment where a [*] price adjustment [*] mechanism shall be applied on [*] of this LTA to the then Price Payable in accordance with the following:

3.4.             For prices [*], the Base Prices for all [*] Material shall be [*] and, if the Formula as set out in Attachment 4 is in [*] will be [*] and the Price Payable for the [*] Materials will be adjusted accordingly. [*] Material shall have the Base Price set forth for each item of [*] Material on Attachment 5, subject to Clause 3.8.

3.4.2           For the Base Price over a [*] ending 31st December 2016 (being the due date for expiry of this LTA) if the Formula as set out in Attachment 4 hereto determines an adjustment to the then Base Price, then the Price Payable for the Materials shall be adjusted [*]. The Price Payable will not be adjusted for the subsequent [*] as determined by the Formula. Thereafter, any resultant changes in [*] will be [*] and the Price Payable for the Materials will be adjusted accordingly.

Notwithstanding any provisions to the contrary, if [*] of Materials are [*], then the Price Payable for such Materials shall [*]. In the event that [*] of Materials are [*], the Price Payable for Materials shall be [*].

3.5       The Parties have agreed to the following terms related to exchange rates:

3.5.1       From time to time, R-R may request that Material denominated on the price lists of Attachment 3 in Great British Pounds (GBP) or United States Dollars (USD) be converted to another currency. Except as provided in Clause 3.5.2, the Parties shall convert from GBP or USD to another currency using an exchange rate equal to the [*] (or such substitute [*] that the Parties may reasonably agree).

3.5.2
For [*] Material, TIMET and R-R have agreed to [*] for the term of the LTA to convert the currency for prices for such Material. The Parties agree to review the [*] to determine whether to apply [*] Material. Neither party shall be under any obligation under this LTA, however, to agree whether to apply [*] for currency conversion for the prices of such Materials.

3.6          The Parties agree to use [*] to pursue the joint formulation, development, and implementation of initiatives intended [*] and thereby result in [*] for Materials and [*] to all R-R and [*], including, without limitation, initiatives related to [*] (collectively, “Value Improvement Initiatives”). The Parties agree to work in good faith toward the successful implementation of such Value Improvement Initiatives and the [*] of the resultant benefits ([*]). In this regard, the Vendor agrees that it will not [*] any such Value Improvement Initiative proposed that is established to be [*] and likely to produce a [*] to the Vendor.

         3.6.1   The Parties agree that except as provided below, the initiatives referenced on Attachment 9A and Attachment 9B hereof are intended to enable the Vendor to satisfy its supply obligations hereunder and that such initiatives are not intended to be Value Improvement Initiatives. The Parties further agree, however, that the initiative described on Attachment 9B [*] is intended to be a Value Improvement Initiative.

3.7          The Vendor shall provide to R-R sufficient information to allow R-R to evaluate [*] for Material processes and equipment (including but not limited to, [*]) used by the Vendor in evaluating Value Improvement Initiatives under this LTA. Such [*] information will be provided by a [*] as may be reasonably agreed by R-R and the Vendor.

3.8           Commencing on [*] and each corresponding [*] period thereafter, the Base Prices for ingot Materials are subject to R-R providing [*] of its [*] back to the Vendor in the form of [*]. In the event R-R provides [*], the Vendor will have to acquire [*] in the market. The Base Prices for [*] will therefore be adjusted for the [*] of any [*]. The adjusted price will remain in effect until R-R provides the [*] required under this Clause 3.8.  The methodology to adjust the price [*] is set forth on Attachment 5. For the avoidance of doubt, there is no [*] In addition, the Base Price for [*] Material will not be subject to the index adjustment mechanism of Clause 3.4.1 for [*], but in [*], Base Prices for [*] Material will be subject to the adjustments of Clause 3.4.2 and Clause 3.4.3 as well as this Clause 3.8.

3.9          R-R will supply the [*] Revert (“[*]”) required to produce [*] identified by specification [*] ordered during the term of this LTA (“[*]”). The ratio required for the supply of [*] for each pound of [*] purchased by R-R and [*], is different for facilities in the U.S. and the U.K. and is set forth for each of the U.S. and U.K. facilities in Attachment 8. From [*], the Vendor will pay R-R [*] Revert (shipping terms are [*] INCOTERMS 2000). For [*] thereafter, the price for [*] Revert shall be adjusted effective [*] of each year by applying the formula of Clause 3.4.3 applicable for such Material in such year.

3.9.1
The price for [*] will be the Price Payable produced by operation of Clause 3.4 as long as a required ratio of [*] is sold by R-R to the Vendor. In the event R-R fails to sell to the Vendor the required ratio of [*] Revert set forth above, R-R shall bear the expense adjustment to account for the [*] suitable to make the [*] in accordance with Clause 3.9.2.

3.9.2
In the event that the Vendor is required to acquire suitable replacement [*] in the open market to make up any shortfall, the [*] shall be made based upon [*] of such [*] acquired by the Vendor and shall be payable as follows:

3.9.2.1
R-R will pay the Vendor an amount calculated by multiplying (a) the difference between the price payable hereunder by the Vendor to R-R for the [*] and the [*] by (b) the volume of [*] purchased by Vendor under this Clause to make up for any R-R shortfall. If the amount of the adjustment required by this Clause is [*]. If the amount of this adjustment is [*], the Parties will [*] Material for the [*] as follows:

(i) Based upon the forecast information available on [*], TIMET will prepare a provisional calculation estimating the price (and the applicable price adjustments of Clause 3.4) for [*] for the [*], which estimate shall include the [*] (i.e. by [*] for the provisional price for [*]).

(ii) By [*], based upon actual information available at that time for [*] supplied and [*] Material actually purchased and scheduled to be purchased during the current year, TIMET will provide the adjusted [*] price to apply for the [*].

(iii)By [*] of each year (commencing in [*]), the Parties will reconcile the information from the preceding year used to prepare the estimated [*] with the actual [*] supplied and [*] Material purchased in the [*] in order to determine the actual amount owed. Any amount outstanding shall be [*] by the Vendor to R-R.

3.9.3	Any currency conversion from USD to GBP required by Clause 3.9.2 shall use [*] set forth in Clause 3.5.2 hereof.

3.10
Commencing in [*] thereafter until expiry or earlier termination of this LTA, the price for [*] Material (excluding [*] Material as identified in Attachment 3) shall be based upon an estimated [*] price which [*] purchased at the Price Payable determined in accordance with Clause 3.4 in the [*] and (ii) [*] at the price for such Material determined in accordance with the formula on Attachment 6. The Parties will confer by [*] to reconcile actual shipments of [*] in the [*] to the forecasted [*] to balance the amount actually owed compared to the amount paid pursuant the estimated [*] price in the [*]. The amount resulting from the reconciliation shall be [*] by the Vendor to R-R.

3.11            The delivery terms for Materials manufactured in the UK and delivered to the UK or manufactured in the US and delivered to the US will be [*] (Incoterms 2000) except for [*] which will be [*] (Incoterms 2000). The delivery terms for Materials to be delivered outside the country of manufacture will be [*] (Incoterms 2000). The delivery terms for [*] Chain shall be in accordance with terms agreed to separately by the Vendor and [*].

3.12            The Vendor will prepare a provisional price list for R-R for planning purposes only by the [*] for the [*]. Such price list shall be an estimate only that is based on provisional data from the [*] for the price formulas and estimates of [*] supply based upon the Vendor’s order book. On or prior to [*], upon finalisation of the [*] data for the Formulas, the Vendor will prepare the final price list for the [*]. In the event any Party finds a mistake in the calculations provided by the final price list, such Party shall notify the other Party as soon as possible with an explanation of the error, and the Vendor will correct the effected price. The Parties will work in good faith to make the appropriate equitable adjustment to any mistaken calculation.

3.13            R-R acknowledges that the pricing contained in this LTA is based on the [*] process for [*] Materials by [*]. Accordingly, the Parties agree that if such qualification is not achieved by such date, the Parties will meet by [*] to renegotiate an increase in the Base Price for such [*] Materials.

R-R further agrees to approve and qualify the Vendor’s [*] through [*] as follows:

(i) for [*] Materials on the [*], and

(ii) for [*] Materials by [*].

If R-R uses [*] to seek such qualification and the Vendor and R-R decide such qualification is [*], there shall be no consequence under this LTA to achieve such qualification. If such qualification is not achieved in the above timescales, for [*], the replenishment rate for [*] Materials held in any of the Buffer Stocks under Clause 4.1 shall change to [*] for all purposes until such qualification is achieved or an alternate production route is achieved for [*] Materials. If the [*] Materials for the [*] is substantially delayed past [*] the Parties agree to explore approval of the [*] or an alternate for existing [*] Material.

4. PROGRAMME

4.1 The Parties hereby agree to the following terms with respect to the Buffer Stock:

4.1.1
The Vendor shall create and maintain a Buffer Stock (the “Vendor Buffer Stock”) comprised of a [*] Materials in amount equal to a [*] based upon the forecast provided by R-R on [*] (i.e. the [*] forecast will be used to establish the quantity and composition of the Vendor Buffer Stock to be maintained throughout 2008). The initial Vendor Buffer Stock shall be filled by [*].

4.1.2	[*].

4.1.3
The Parties agree that the purpose of the respective Buffer Stocks is to provide additional Materials in the event of [*]. Withdrawals from the Vendor Buffer Stock shall be limited to [*]. Withdrawals from the [*] will be permitted when R-R requires Materials in [*]. If Vendor experiences late deliveries and Materials are not available from the [*] because the Materials have been withdrawn for reasons other than [*], Vendor shall have [*] so long as Vendor complies with the replenishment requirements set forth in Clause 4.2 below.

4.1.4	The specific locations, quantities and product mix of the Vendor Buffer Stock and [*] shall be agreed in writing and reviewed by the Parties at least [*].

4.1.5
Title to the [*] Materials held at the Vendor’s facilities within the UK shall vest in [*] for such Material. Title to all [*] Materials and all Vendor Buffer Stock Materials shall remain with Vendor until title passes to R-R in accordance with Clause 3 of the GCP. Vendor shall bear risk of loss in all Buffer Stock Materials until risk of loss passes to R-R in accordance with Clause 3 of the GCP.

   4.2          Replenishment of all Buffer Stock Materials shall be based upon a rate of [*]. If Buffer Stock Materials are withdrawn from the [*] for a reason other than a [*], replenishment will be based upon a rate of [*].

4.3               R-R and the Vendor will create a working team who will meet at each Quarterly Review to review the Parties’ performance. Such Quarterly Reviews will cover QCDR (as defined in SABRe) metrics, contract management and performance of obligations and such other information as is relevant and appropriate for the purchase and supply of the Materials.

5. TERMINATION

5.1           Each Party shall have the right, without prejudice to its other rights and remedies, to terminate this LTA in whole or in part without incurring any liability, if the other Party commits any material breach of any of its obligations under the LTA which it fails to rectify within [*] of written notice of that breach from the non-breaching Party.

5.2          Each Party shall have the right, without prejudice to its other rights and remedies at law or in equity, to terminate this LTA forthwith by written notice without incurring liability if the other Party makes a general arrangement with its creditors or ceases or threatens to cease to carry on its business or a substantial part of it or is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any statutory modification or re-enactment thereof or enters into liquidation whether compulsory or voluntary, except as a solvent company for the purposes of amalgamation or reconstruction or has an administrator or administrative receiver of the whole or part of its assets appointed or (not being a company registered in England) carries out or becomes subject to actions or proceedings, which, within the jurisdiction to which it is subject, are similar in nature or effect to those specified in this Clause 5.2.

5.3       The termination of this LTA shall not affect the rights and obligations of the Parties with respect to any Order (or [*]) outstanding as of the effective date of such termination (and, if applicable, the expiration of the period set forth in Clause 6.1) to the extent that the production or delivery of Material covered by such Order (or [*]) is still in process. The provisions of Clauses 6.1, 6.2 of this LTA and Clause 27 of the GCP shall survive termination of this LTA.

6. CONTINUATION OF SUPPLY

6.1               Without prejudice to R-R’s other rights and remedies, if R-R has cause to terminate this LTA in whole or in part, then the Vendor shall continue to be obligated to accept further Orders in accordance with Clause 2 above at the then current Price Payable until the earlier to occur of (i) [*] from the date of termination pursuant to Clause 5.1 or (ii) [*].

6.2              In the event of a termination as per Clause 5, the Vendor shall cooperate with R-R in the development by R-R, or any Associated Company, of an alternative source for Materials as reasonably requested by R-R.

6.3               The Vendor shall, so far as it is reasonably able, include provisions in its contracts with its sub-contractors which are equivalent to those of this Clause 6.

7. MISCELLANEOUS PROVISIONS

7.1
This LTA, together with the attachments, schedules and exhibits hereto (including, without limitation, the GCP, and any subsequent amended or restated attachments, schedules or exhibits), each of which are hereby incorporated into this LTA by reference, and together with all purchase orders (to the extent accepted by the Vendor pursuant to this LTA), set forth the entire agreement between R-R and the Vendor with respect to the subject matter hereof, and supersede any and all other prior agreements and understandings between R-R and the Vendor with respect to such matters, including but not limited to the Prior LTA (except for those terms of the Prior LTA that will continue to apply to [*]). To the extent any Orders, purchase orders, order acknowledgements, invoices or other document exchanged between the Parties (or with the [*]) contains terms additional to or inconsistent with this LTA or the GCP, the other party shall be deemed to have objected to such additional or inconsistent terms and they shall not become part of any contract or obligation, whether or not material, unless the other party shall expressly agree to such terms in writing.

7.2	The Parties acknowledge that they have equal bargaining power in relation to the terms of this LTA and agree that each of its clauses and sub-clauses are reasonable.

7.3
The Parties shall each be responsible for complying with all laws, including without limitation, any statute, rule, regulation, judgment, decree, order, or permit, applicable to its respective performance under the LTA.

7.4
Either Party is permitted to disclose information about this LTA or any provisions thereof that are required under applicable laws and regulations. In connection with such disclosure, the Parties shall ensure reasonable protection is given to either Party’s proprietary or confidential information. In addition, the disclosing Party shall advise and consult with the other Party prior to any such disclosure so that it may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained a Party will disclose only that portion of the information which is legally required. Any disclosure made in accordance with the provisions of this Clause 7.4 shall not be regarded as a breach of the obligations of this LTA. In addition to the exceptions in Clause 12.2 of the GCP, confidential or proprietary information will not include information that (i) was in the lawful possession of the receiving Party without confidentiality restrictions prior to this LTA, (ii) is or becomes available to the receiving Party on an unrestricted basis from a source having a right to make such disclosure and (iii) is developed by the receiving Party independent of the Information received under this LTA.

    7.5    This LTA may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6
     In addition to the Clauses that survive termination in accordance with Clause 27 of the GCP, Clauses 2.2.4, 3.9.2 and 3.10 shall survive termination of this LTA for the duration necessary to carry out the intent of such clause following the final year of this LTA.

IN WITNESS whereof the Parties hereto have caused this LTA to be executed by their duly authorised officers for and on behalf of

Rolls-Royce plc  Rolls-Royce plc

/s/ Tony Shine      /s/ Mike Orris
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(Signature)                                                   (Signature)

T SHINE                                                                                M ORRIS
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(Print Name)                                                 (Print Name)

Global Supply Chain Director - Materials
- Global Purchasing & Strategy                 Chief Procurement Officer
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(Position)                                                       (Position)

Rolls-Royce Deutschland Ltd & Co KG  Rolls-Royce Deutschland Ltd & Co KG

/s/ Mike Kern                                                                 /s/ Andy Page
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(Signature)                                                      (Signature)

Michael Kern                                                 Andy Page
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(Print Name)                                                   (Print Name)

Managing Director Operations   Regional Purchasing Manager
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(Position)                                                        (Position)

Rolls-Royce Corporation Rolls-Royce Corporation

/s/ Cheryl McClain     /s/ Geneva Taylor
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(Signature)                                                         (Signature)

Cheryl McClain                                                            Geneva Taylor
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(Print Name)                                                      (Print Name)
Acting VP Purchasing    Purchasing Director
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(Position)                                                            (Position)

Rolls-Royce Canada Ltd Rolls-Royce Canada Ltd

 /s/ CG Cudiffs      /s/ Sophie Douville
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(Signature)                                                           (Signature)

CG Cudiffs      Sophie Douville
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(Print Name)                                                        (Print Name)

Director Procurement    Legal Counsel
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(Position)                                                          (Position)

Titanium Metals Corporation   Timet UK Limited

/s/ Charles H. Entrekin    /s/ Ian Hodges
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(Signature)                                                       (Signature)

Charles H. Entrekin     Ian Hodges
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(Print Name)                                                        (Print Name)

President & COO     VP & Managing Director
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(Position)                                                             (Position)

TIMET Savoie, S.A.

/s/ Ian Hodges
••••••••••••••••••••••••••••••••
(Signature)

Ian Hodges
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(Print Name)

VP & Managing Director
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(Position)

ATTACHMENT 1 TO AGREEMENT Ref DPC6709

[*]

Attachment 2A To Agreement Ref: DPC6709

[*]

Attachment 2B To Agreement Ref: DPC6709

[*]

Attachment 3 To Agreement Ref: DPC6709

[*]

Attachment 4 to Agreement Ref: DPC6709

[*]

Attachment 5 to Agreement Ref: DPC6709:

[*]

Attachment 6 to Agreement Ref: DPC6709:

[*]

Attachment 7 To Agreement Ref: DPC6709

[*]

Attachment 8 To Agreement Ref: DPC6709

[*]

Attachment 9 To Agreement Ref: DPC6709

[*]

ROLLS ROYCE - GENERAL CONDITIONS OF PURCHASE
1.
These general conditions together with the terms and special conditions appearing on a purchase order, schedule agreement, and/or framework order (“Order”) ("Procurement Conditions") are the only express conditions on which Rolls-Royce plc (“R-Rplc”) and/or Rolls-Royce Deutschland Ltd & Co KG (“R-RD”) and/or Rolls-Royce Canada Limited (“RRCAN”) and/or Rolls-Royce Corporation (“R-RC”) (“R-R” collectively or singularly as the case may be) procures goods and/or work and/or services (“Deliverables”) specified on an Order from the person to whom the Order is addressed ("Vendor"). The Vendor will accept an Order by acknowledging receipt or beginning performance, and a contract (“Contract”) will be created. Subject to Clauses 17, 18 and 20 below, for the avoidance of doubt electronic communications shall be deemed to be made in writing. Subject to any long term agreement for the purchase and sale of Deliverables between the parties (a “Long Term Agreement”), any other terms that either Party specifies will be of no effect.

2.
Orders known as “Schedule Agreements” will consist of two parts. Part one will contain but not be limited to the following; the Order number, the part number, description and price and the terms of business agreement reference. Part two of the Order will contain the schedule requirements for the part. Part two will be issued periodically by R-R. Each re-issue of a part one and/or part two Order shall be considered an amendment to the Order. All communications in respect of Orders shall be in English. On request, the Vendor will provide information showing the current status of Deliverables in comparison to the planned status.

2.1
For R-RCAN only, the Parties confirm that they have requested the present Agreement and any correspondence related thereto to be drawn up in the English language. Any dispute in relation to this Agreement will be conducted in English. French Translation of above: Les Parties aux présentes confirment qu’il est de leur volonté expresse que la présente convention ainsi que toute correspondance s’y rattachant, soit rédigée dans la langue anglaise. Tout litige relatif à cette convention sera conduit en anglais.

3
Risk of loss in the Deliverables will pass to R-R in accordance with the delivery instructions set out on the Order. Unless otherwise set out on the Order title in the Deliverables will pass to R-R upon receipt at the destination set out on the Order unless delivery occurs more than 5 days prior to the scheduled delivery date then title shall pass to R-R on the earlier of; (i) R-R using the Deliverables; or (ii) five days prior to the scheduled delivery date.

4          If delivery of the Deliverables is delayed in respect of the delivery date specified in a Contract, other than for reasons set out in Clause 5 below [*], the Vendor shall pay R-Rplc, RRCAN or R-RC liquidated damages or pay R-RD a penalty as applicable at the rate of 2.5% (two and a half percent) of the cost of the delayed Deliverables for each complete week of delay following written notice to Vendor of the unexcused delay of such deliverables up to a maximum of 10% (ten percent) of such cost to compensate R-R for its internal administration costs only.

5.         The Parties agree that timely performance under an Order shall be a primary obligation of the Vendor, hence the Vendor will only be excused delay in delivery or performance if it can show to R-R's reasonable satisfaction that such delay has been caused by circumstances outside its reasonable control and it has notified R-R in writing within five (5) calendar days of becoming aware of such circumstances. No Order will terminate as a result of such delay except that R-R may, at its discretion, terminate an Order in whole or in part where the Vendor is so excused without incurring liability if such delay becomes substantial. The Vendor will make all reasonable endeavours to mitigate the effects of such delay. For the avoidance of doubt, [*]

6.1	The price stated on an Order shall be a fixed price inclusive of all duties, levies and taxes in the country of origin of the Deliverables excluding value added tax or equivalent tax.

6.2
Where the Contract requires the Vendor to submit an invoice, the Vendor will post invoices to R-R's Purchase Accounts Department at the address on the Order on the day on which Deliverables are despatched or completed.

6.3
R-R will electronically transfer payment to the Vendor on the first working day after the last day of the [*] in which the relevant Deliverables have been delivered or completed, provided that the Vendor has supplied such Deliverables in accordance with the Contract and where the Vendor is required to submit an invoice, such invoice is accurate and was received by R-R's Purchase Accounts Department within 7 days of despatch or completion of Deliverables. Without prejudice to R-R's other rights and remedies, R-R may deduct from any payments due to the Vendor under any Contract the amount of any bona fide contra accounts or other claims which R-R may have against the Vendor in connection with that Contract or any other contract.

6.4   For R-Rplc only, if R-Rplc does not post payment in accordance with Clause 6.3 above, the Vendor will be entitled to recover a sum from R-Rplc equal to the interest which it pays or loses as the case may be in consequence of such late payment upon provision of evidence of such payment/loss. The amount so recoverable shall not in any event exceed a sum equivalent to interest at 0.6% above the Bank of England’s Base Rate on the overdue payment for the period between the dates on which the payment was due and made. For these purposes, the Bank of England’s base rate shall be that applicable at the date on which the overdue payment was due. The Parties acknowledge and agree that such payments are sufficient to compensate the Vendor for any such late payment.

6.5
For RRCAN only, If RRCAN does not post payment in accordance with Clause 6.3 above, the Vendor will be entitled to recover a sum from RRCAN equal to the interest which it pays or loses as the case may be in consequence of such late payment upon provision of evidence of such payment/loss. The amount so recoverable shall not in any event exceed a sum equivalent to interest at 0.6% above the TD Bank’s Base Rate on the overdue payment for the period between the dates on which the payment was due and made. For these purposes, the TD Bank’s base rate shall be that applicable at the date on which the overdue payment was due. The Parties acknowledge and agree that such payments are sufficient to compensate the Supplier for any such late payment.

7.
Any items held by the Vendor which R-R has paid for in full or which R-R may have loaned, bailed, consigned or supplied to the Vendor for the execution of an Order will be at the Vendor's risk of loss until delivered to R-R. The Vendor shall be fully liable for any damage caused to such items whilst in its possession. The Vendor will retain such items in good condition, subject to the ordinary wear and tear caused by the ordinary use, storage or possession of such items, during performance and after completion of an Order and shall not dispose of such items except in accordance with R-R's written instructions nor shall such items be used other than for the purpose of such Order without R-R's prior written consent. The Vendor will ensure that such items are at all times identified as the property of R-R and do not become the subject of any encumbrance.

8.1
The Vendor will inspect and release Deliverables as directed on an Order. The Vendor warrants and assures to R-R that all Deliverables delivered hereunder will (a) [*] and (b) such Deliverable will conform to the specifications set forth in the Order, subject to customary mill tolerances and immaterial variations consistent with good mill practices and inspection methods with respect to dimension, weight, straightness, section, composition, mechanical properties, surface and internal conditions and quality. The determination of whether material meets the requirements of this Clauses 8.1(a) and 8.1(b) of these General Conditions of Purchase will be based upon the [*] Each party will ensure that any of its personnel will, whilst on the other party’s premises, comply with the other party’s standard vendor security and health and safety requirements as applicable for such premises, copies of which are available on request.

8.2
If Deliverables do not conform to the requirements set out in Clause 8.1 above (“Non-Conformance” ) without prejudice to R-R's other rights and remedies which R-R may have at law, the Vendor will promptly replace or, where appropriate repair or rectify any such Non-Conformance at its own expense. If the Vendor fails to promptly repair, rectify or replace any Non Conformance R-R may, without prejudice to its other rights and remedies, (i) choose to accept the Non-

Conformance and R-R will be entitled to an equitable adjustment to the Order price to reflect the loss of value due to such Non-Conformance or (ii) rectify or arrange to have rectified such Non-Conformance.

8.3
Any claim against the Vendor for breach of the warranties set forth in Clause 8.1 shall be made in writing no later than [*] after delivery of the Deliverables to R-R (or to another at R-R’s direction or pursuant to the terms of the Long Term Agreement), after which time any such claim shall be deemed waived and barred; provided, however, that if (a) a claim of breach of warranty is made by R-R’s customer against R-R with respect to the goods sold by R-R that incorporate any Deliverables, and (b) such claim could reasonably involve a breach of warranty under Clause 8.1 by the Vendor with respect to such Deliverables, then such [*].

8.4
EXCEPT FOR THOSE EXPRESS WARRANTIES SET FORTH IN CLAUSE 8.1 (AND WITHOUT PREJUDICE TO SECTION 12 OF THE SALE OF GOODS ACT 1979), THE VENDOR MAKES [*] WITH RESPECT TO ANY GOODS DELIVERED UNDER ANY ORDER AND [*] INCLUDING WITHOUT LIMITATION, [*].

8.5
EXCEPT IN THE CASE OF CLAIMS [*], IN NO EVENT SHALL VENDOR OR R-R BE LIABLE TO THE OTHER PURSUANT TO ANY ORDER OR CONTRACT OR THESE GENERAL CONDITIONS OF PURCHASE UNDER ANY THEORY OF LIABILITY FOR ANY FORM OF CONSEQUENTIAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF PROFITS OR LOSS OF USE.

9.1      Without prejudice to any of R-R's rights and remedies, R-R may terminate an Order in whole or in part by giving the Vendor notice in writing, identified as a notice of termination, whereupon all work on that Order shall cease. R-R shall pay the Vendor, in full and final satisfaction of all claims arising out of such termination: the price of all Deliverables which the Vendor has justifiably produced and completed in accordance with such terminated Order or part thereof and which R-R has not paid for; the cost of settling any claims for necessary termination of sub-contracts justifiably committed in respect of such terminated Order or part thereof and the cost to the Vendor of any justified work-in-progress in respect of such Order or part thereof.

9.2
The amount payable to the Vendor under Clause 9.1 will not exceed the total amount that would have been payable to the Vendor for the Deliverables and the Vendor will submit notice of its claim within 2 months of termination. Any finished Deliverables and any work in progress paid for by R-R under Clause 9.1 will be delivered to R-R or held by the Vendor as R-R property in accordance with Clause 7 above.

9.3      If R-R has reasonable grounds for believing the Vendor will be unable to substantially fulfil its obligations, R-R may require the Vendor to provide reasonable written evidence that the Vendor will fulfil its obligations. If the Vendor fails to provide such evidence within 30 days of R-R's request R-R may treat that failure as a material breach and terminate the relevant Order.

9.4
Each Party will have the right, without prejudice to its other rights and remedies, to terminate any Order without incurring any liability, if the other Party commits any material breach of any of its obligations under this Agreement or the Order which it fails to rectify within 30 days of written notice of that breach (no notice period shall apply for a breach of delivery terms) or makes a general arrangement with its creditors; or ceases or threatens to cease to carry on its business or a substantial part of it or is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or any statutory modification or re-enactment thereof; enters into liquidation whether compulsory or voluntary, except as a solvent company for the purposes of amalgamation or reconstruction; or has an administrator or administrative receiver of the whole or part of its assets appointed; or (not being a company registered in England) carries out or becomes subject to actions or proceedings, which, within the jurisdiction to which it is subject, are similar in nature or effect to those specified in this Clause 9.4.

9.5
Each Party will effect termination under this Clause 8 by issuing notice of termination in writing to the other Party. Such notice will be effective 24 hours after it is issued or on receipt whichever is the earlier.

10.
If any Deliverables involve research or development that is specifically funded by R-R then all intellectual property rights in the results thereof will vest in R-R. All designs, drawings, processes and developments by R-R and all intellectual property rights, copyrights and other proprietary rights (including know-how) supplied by R-R under this Agreement and/or any Order shall remain the sole and undivided property of R-R. The Vendor shall use such intellectual property only for the purposes of performing its obligations under this Agreement and/or any Order. The Vendor shall and shall require its employees to sign all papers and do such acts as are reasonably necessary for R-R to pursue formal protection of any anticipated intellectual property rights.

11.
If any allegation is made or any claim asserted against R-R, or any person claiming title from or through R-R, that any act done or proposed to be done in relation to Deliverables constitutes a violation or infringement of any patent, copyright, registered design or other proprietary right held by a third party, the Vendor will indemnify R-R against and hold R-R harmless from any loss or damage (including without limitation all reasonable costs and expenses) arising directly or indirectly out of such allegation or claim unless the allegation or claim is the direct result of the Vendor following a design or process originated and furnished by R-R, in which case, R-R will indemnify and hold the Vendor harmless against any loss or damage (including without limitation all reasonable costs and expenses) arising directly or indirectly out of such allegation or claim.

12.1
The Parties agree to exchange drawings, operating or maintenance instructions together with any other technical and/or commercial information necessary to execute an Order. Title to any such information will not be affected by any such exchange. Subject to Clause 12.2 if manufacturing data and/or drawings relating to the subject of an Order are required for any purpose of R-R, the Vendor will on request supply the same.

12.2
Any information, including but not limited to that covered by Clause 12.1 above, disclosed by one Party to the other in connection with an Order or a proposed Order shall be treated in confidence and shall not be copied or disclosed to any third party without the prior written consent of the disclosing Party. These provisions do not apply to information that has lawfully entered the public domain.

12.3

The Party that has received such information in the form of drawings and/or computer readable written material or other recorded form including all copies thereof, shall return to the disclosing Party all information which has been supplied or it has acquired under this Agreement and/or any Order and shall delete or have deleted all information stored in computer readable form when so requested by the disclosing Party and in any event on completion of its obligations under such Order.

12.4            Subject to Clause 12.2, each Party shall protect all intellectual property rights, copyrights and other proprietary rights (including know-how) supplied by the other Party under this Agreement and/or any Order which are in the possession of its sub-tier suppliers, sub-contractors and/or agents including without limitation, taking all necessary steps and actions to ensure that any such sub-tier supplier complies with all confidentiality provisions herein. Each Party shall indemnify and hold the other harmless in the event of any breach of such provisions by such sub-tier supplier. Furthermore, either Party shall notify the other Party immediately on becoming aware of a breach or a potential breach and shall inform the other Party of what actions it is taking to prevent or remedy such breach or potential breach to ensure risks to the other party are mitigated. The indemnified Party reserves the right to take its own action against any such sub-tier supplier and to direct the indemnifying Party to take certain actions.

13.
The Vendor agrees that R-R shall have the right to enter the Vendor’s facilities at reasonable times to inspect the facility, Deliverables, materials and property of R-R. Such inspection shall not constitute or imply acceptance of any Deliverables.

14.       Neither Party will do anything that might result in other parties believing that it has authority either to contract on behalf of the other Party or is a licensee of the other Party. This Agreement shall not include any express or implied licence whatsoever. In particular and without prejudice to the generality of this Clause 14, the Vendor shall not without the prior written permission of R-R manufacture or supply to third parties Deliverables of a similar nature pursuant to technical information supplied or derived from R-R.

15.       Neither Party shall refer to the other Party’s name, trademarks or products in connection with any publicity without such other Party’s prior written permission.

16.	Failure by either Party at any time to enforce any term of this Agreement or any Procurement Condition shall not be construed as waiver by such Party of such Condition.

17.       If there is a conflict of terms the order of precedence shall be: -
1.     any Government terms applicable to a Contract;
2.	any Long Term Agreement;
3.  this General Conditions of Purchase
4.	terms appearing on the front of an Order other than Government terms.

18.
This Agreement binds and inures to the benefit of the Parties and their successors and assigns, except that neither Party will assign this Agreement without the prior written consent of the other Party. Notwithstanding the above and subject to Clause 24 hereof, each Party may assign this Agreement and its rights and obligations hereunder in connection with a merger or consolidation involving such Party (so long as the assignment is to the newly merged, consolidated or surviving entity) or the sale of all or substantially all of such Party’s assets (so long as the assignment is to the acquirer of such assets) providing such assignee expressly assumes all obligations of the assignor hereunder. Nothing in this Agreement shall be construed as creating any rights in respect of any third parties (including without limitation any employee, officer, agent, representative or sub-contractor of any Party) under, as a result of, or in connection with this Agreement. Where Orders are received from R-Rplc this Agreement excludes the provisions of the Contracts (Rights of Third Parties) Act 1999. Nothing in this provision shall restrict the Vendor’s ability to grant to its lender a security interest in, or assign to its lender rights to, monies due or to become due under this Agreement in connection with the Vendor’s secured lending facility, provided that the account by the Vendor to receive such payments is the Vendor’s named account.

19.       Any notices or other documents to be served under any Order or this Agreement shall be in writing and addressed to the party to be served at its registered address or any other address as may be notified. Such notices may be delivered by hand or sent by fax or recorded delivery post.

20.
Where Orders are received from R-Rplc this Agreement and Orders shall be subject to and interpreted in accordance with the Laws of England. Where Orders are received from R-RD this Agreement and Orders shall be subject to and interpreted in accordance with the Law of Germany with the place of jurisdiction being Berlin, Germany. The Vendor and R-RD hereby expressly agree to exclude the application of the United Nations Conventions for the international sale of goods dated April 11 1980, as implemented in Germany. Where Orders are received from R-RCAN this Agreement and Orders shall be subject to and interpreted according to the laws of Quebec, Canada. Jurisdiction and venue for any suit shall be in the jurisdiction of the Superior Court, District of Montreal, Quebec, Canada. The Vendor and R-RCAN exclude the application of the United Nations Convention for the International Sale of Goods (Vienna Convention). Where Orders are received from R-RC this Agreement and Orders shall be subject to and interpreted in accordance with the Laws of the State of Indiana, United State of America, excluding its choice of law statutes. Jurisdiction and venue for any suit shall be in the State of Indiana. The Vendor and R-RC hereby specifically exclude the UN Convention on Contracts for the International Sale of Goods. Any disputes in connection with the provisions of this Agreement not connected to an Order shall be subject to and interpreted in accordance with the Laws of England.

21.      This Agreement shall not be amended other than by an agreement in writing signed by an authorised signatory of the Parties, which is expressly stated to amend this Agreement.

22.
If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable, or indications to that effect are received by either of the Parties from any competent authority, the remainder of the Agreement shall remain in full force and effect, and the Parties shall amend that provision in such reasonable manner as achieves the intention of the Parties without illegality.

23.
The Parties agree that they have not placed any reliance whatsoever on any representations, statements or understandings made prior to this Agreement whether orally or in writing relating to the subject of this Agreement other than those expressly incorporated in a Long Term Agreement and/or this Agreement and/or the Order, which have been agreed on the basis that its provisions represent their entire agreement and shall supersede all such prior representations, agreements, statements and understandings.

24.1     If during the lifetime of this Agreement, [*] then the Vendor shall promptly notify R-R of such transaction.

24.2	If the [*] then R-R, without prejudice to any other rights and remedies it may have, shall be entitled [*] by written notice to the Vendor.

24.3	In this Clause 24 [*].

25.      The Vendor undertakes that, in relation to this Agreement or any Contract, it shall, in respect of all Personal Data provided to it by R-Rplc, comply strictly with all requirements of the Data Protection Act 1998 as if it were the Data Controller of such personal data. The phrases "Personal Data" and "Data Controller" shall bear the meanings attributed to them in the Data Protection Act 1998. The Vendor shall indemnify RRplc against all losses, costs, expenses, damages, liabilities, demands, claim, actions or proceedings with R-Rplc may incur arising out of any breach of this Clause 25. The Vendor undertakes that, in relation to this Agreement or any Contract, it shall, in respect of all Personal Data provided to it by R-RD, comply with the Federal Data Protection Act of the Federal Republic of Germany 2001. The Vendor undertakes that, in relation to this Agreement or any Contract, it shall, in respect of all Personal Data provided to it by R-RCAN, comply strictly with all requirements of the Quebec Act Respecting the Protection of Personal Information in the Private Sector and Canada’s Privacy Act and any regulations related to them or any modification or re-enactment of them being in force (collectively the “Data Protection Legislation”).

26.	Each of the Parties comprising R-R shall be severally but not jointly liable in respect of Orders placed in accordance with this Agreement.

27.       The provisions of Clauses 7, 8.3, 8.4, 8.5, 11, 12.2, 12.3, 12.4 and this Clause 27 shall survive any expiry or earlier termination of an Order or a Long Term Agreement applicable to the Contract.

28.      The Parties acknowledge that any information provided or received under this Agreement may be subject to government export control legislation including, but not limited to, the relevant legislation in the countries where the Parties are established, the International Traffic in Arms Regulations (22 CFR 120-130) and the Export Administration Regulations (15 CFR 730-774). As such, the Parties warrant and undertake that they will not export or transfer by any means, electronic or otherwise, any information without complying in all respects with the applicable export control legislation, codes of conduct, the relevant export licence(s), guidelines, notices and/or instructions in relation to any such export or transfer of information.